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                                                                    EXHIBIT 99.2


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
Contacts:    James C. Davis                                            Joel G. Katz
             President, Harbinger Group Operations                     Vice President, Finance
             Harbinger Corporation                                     Harbinger Corporation
             Phone:  404-841-4334 ext. 3143                            Phone:   404-841-4334 ext. 3011
             E-mail: jdavis@harbinger.com                              E-Mail: jkatz@harbinger.com
             Internet: www.harbinger.com                               Internet: www.harbinger.com
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For Immediate Release...

      HARBINGER CORPORATION TO ACQUIRE 100% OF HARBINGER NET SERVICES, LLC

         ATLANTA -- (October 28, 1996) -- Harbinger Corporation (NASDAQ: HRBC) today announced its intent to purchase the remaining 30% equity interest in Harbinger NET Services, LLC (HNS), currently a 70% owned subsidiary, from BellSouth Telecommunications, Inc. (BellSouth) and other minority shareholders for approximately $7.2M in consideration. Harbinger will pay BellSouth $1.5 million in cash and approximately $4.2 million in Harbinger Corporation common stock for its approximately 24% interest in HNS and approximately $1.5 million in cash to the other minority shareholders. Management anticipates a first quarter 1997 charge of between $6 million and $7.5 million as a result of the combination related to in-process R&D charges and associated integration costs. Harbinger is retaining all of HNS's 60 employees.
         Formed in 1994 to develop Internet EC products and services for the business market, HNS was funded with approximately $12 million in June 1995 ($9 million from Harbinger and $3 million from BellSouth). HNS introduced its first product this year, TrustedLink INP, a web site development tool for the non-technical user. HNS has also developed, and is currently in Beta with several other Internet electronic commerce products, including TrustedLink Guardian, a security and encryption document management tool: Harbinger Web Xpress, a Web EDI product and services offering; and IVAS (Internet Value Added Server) platform technology.
         "The consolidation of HNS with Harbinger Corporation creates both operational and market efficiencies," said C. Tycho Howle, Chairman and CEO of Harbinger Corporation. "HNS has made substantial progress in building its first family of products for the Internet. These are excellent products which are getting very favorable reviews from early customers. We have found that the most promising opportunities we see for our Internet products require integration of HNS and Harbinger technologies. Further, these opportunities appear to be more vertical market oriented around specific trading communities, which is Harbinger Corporation's approach to marketing its products. One of the





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considerations in forming HNS was to provide a vehicle for horizontal marketing across multiple industries at the same time. We continue to believe that there are horizontal market opportunities but we believe that they should be pursued through alliance partners such as our recently announced alliance with Peachtree Software. Putting the HC and HNS organizations together allows our sales force and partners in the U.S. and around the globe to more easily license a complete portfolio of EC products. With this consolidation, HNS can leverage off of Harbinger's existing infrastructure and sales channels, thus lowering its administrative and marketing costs going forward. Lastly, we have found that Internet technologies are integral to all of Harbinger Corporation's products and services, and we intend to continue investing heavily in this area going forward. Given those plans, it would have become increasingly difficult to separate staff members and products and for the HC and HNS organizations to remain separate legal entities."
         "BellSouth and Harbinger will continue to work together in this area in the future", noted Rob Capell, Vice President of Strategic Management of BellSouth. "Harbinger and BellSouth share a common interest in the mass deployment of electronic commerce and in providing Internet-based products and services. We are pleased that we will be able to continue our involvement with Harbinger through our equity ownership interest," said Mr. Capell.
         Mr. Howle continued: "As to the financial impact of this combination, we are currently working on our 1997 financial plan, and we cannot be specific on the expected impact. However, based on our current view of our business, we can say that we do not believe that the transaction will have a negative impact on our earnings prospects going forward (excluding the one time first quarter charge described in the first paragraph), and in fact believe the combination may be accretive to the earnings of the company's base business in 1997."
         This press release includes forward-looking statements relating to Harbinger that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. For further information about these and other factors that could effect Harbinger future results, please see the company's reports filed with the Securities and Exchange Commission, including the company's Form 10-K for the year ended December 31, 1995. Actual results may differ materially from management expectations.
         Headquartered in Atlanta, Georgia, BellSouth Telecommunications, Inc. provides communications services for nearly 22 million access lines in a nine-state region that includes Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.





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         Harbinger Corporation is one of the largest Electronic Commerce providers in the world, with an installed base of its end-user software of 24,000 and more than 30,000 active mailboxes on its value-added network. In addition to millions of EDI transactions, over $1.5 billion in Automated Clearing House (ACH) transfers flow through the Harbinger Network each month.
         Since 1988, Harbinger has been dedicated to providing the Electronic Commerce industry with comprehensive EC/EDI software solutions for all major platforms, including MVS mainframes, AS/400(R) and UNIX(R), NT(R), midrange systems, and Windows(R) and DOS personal computers.
         Harbinger's corporate headquarters are located in Atlanta, Harbinger's Enterprise Solutions Division is headquartered in Dallas, and the company's European operations are in several countries including The Netherlands and Germany.

         For more information, please visit Harbinger's site on the World Wide Web at http://www.harbinger.com.

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Harbinger is a trademark of Harbinger Corporation.  All other company and product names referenced herein are registered trademarks or trademarks of their respective owners.





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